Exhibit 99.1
Contact:
Jeff Hall, Chief Financial Officer
David Myers, Vice President Investor Relations
(314) 810-3115
investor.relations@express-scripts.com
Express Scripts Announces Accelerated Share Repurchase Transactions
ST. LOUIS, May 27, 2011—Express Scripts, Inc. (Nasdaq: ESRX) announced that it has entered into two accelerated share repurchase, or ASR, transactions with Morgan Stanley to purchase shares of Express Scripts’ common stock for an aggregate purchase price of $1,750 million. Under the terms of the transactions, the Company will initially receive approximately 29.4 million shares of its stock. At the end of the respective valuation periods for the ASR transactions, the Company will either be required to deliver shares of its stock or the cash value thereof to Morgan Stanley, or will receive additional shares from Morgan Stanley, depending upon the daily volume-weighted average prices per share of the Company’s stock during such valuation periods. The ASR transactions are expected to end in the fourth quarter of 2011, but may be accelerated at the option of Morgan Stanley.
The shares will be purchased pursuant to Express Scripts’ previously announced share repurchase program.
About Express Scripts
Express Scripts, Inc., one of the largest pharmacy benefit management companies in North America, is leading the way toward creating better health and value for patients through Consumerology®, the advanced application of the behavioral sciences to healthcare. This approach is helping millions of members realize greater healthcare outcomes and lowering cost by assisting in influencing their behavior. Headquartered in St. Louis, Express Scripts provides integrated PBM services including network-pharmacy claims processing, home delivery services, specialty benefit management, benefit-design consultation, drug-utilization review, formulary management, and medical and drug data analysis services. The company also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services. More information can be found at http://www.express-scripts.com/ and http://www.consumerology.com/.
SAFE HARBOR STATEMENT
This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual events may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K filed with the SEC on February 16, 2011 and in

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q filed with the SEC on April 25, 2011. A copy of this form can be found at the Investor Relations section of Express Scripts’ web site at http://www.express-scripts.com.
The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.